First Busey Announces 2008 Year-end Results

Message from our President & CEO

Urbana, IL - First Busey Corporation’s (Nasdaq: BUSE) consolidated net loss for the year ended December 31, 2008 was $15.3 million, or $0.43 per fully-diluted share, compared to net income of $31.5 million, or $1.13 per fully-diluted share, for the year ended December 31, 2007. The consolidated net loss is primarily due to $98.3 million in provision for loan losses recorded during 2008, including $75.8 million in the fourth quarter of 2008. In comparison, we recorded $14.5 million in provision for loan losses during 2007.

We ended the year with an allowance for loan losses of $98.7 million, which represents 117% coverage of non-performing loans at December 31, 2008 as compared to 68% coverage of non-performing loans at September 30, 2008. Approximately 79% of our $42.1 million of net charge offs in 2008 were attributable to southwest Florida loans.

This increased allowance for loan losses positions us well for future earnings performance. During the past year, we have continued to diligently evaluate our loan portfolio, with an emphasis on our southwest Florida loan portfolio. The southwest Florida loan portfolio represents 22.7% of our combined loan portfolio, but 72.7% of our non-performing loans. The action we took in the fourth quarter is a result of this thorough evaluation.

In addition, as you may recall from my comments at our 2008 annual meeting, and in various press releases, I said that we would continue to see elevated credit risk, particularly in the southwest Florida loan portfolio. While our downstate Illinois and Indianapolis markets are experiencing some softening, the markets remain remarkably stable in terms of asset performance. The southwest Florida market has yet to show tangible signs of economic improvement. The duration and depth of the current economic challenges are unknown. We will continue to take a conservative approach and proactively address issues within our loan portfolio.

Despite the overall challenging economic times, there are many positives to report about Busey.

Our banks are well capitalized. Under regulatory standards, our banks continue to be well capitalized. Well capitalized is a greater regulatory standard than adequately capitalized. Although the challenging economic environment has made it difficult to build capital, we are committed to maintaining the highest regulatory standard of well capitalized for our banks.

Our core earnings are strong. Despite the challenging economy during 2008, including some of the lowest interest rates in the history of the United States, our core earnings improved over 2007. Absent the $83.8 million, $50.5 million after-tax, of increased provision expense recorded in 2008 as compared to 2007, our net income would have increased to $35.2 million in 2008 as compared to $31.5 million in 2007. This improvement was in spite of a challenging credit and net interest margin environment and additional costs to achieve the efficiencies inherent in the merger. These core earnings, coupled with additional synergies from our recent merger and our significant allocation of capital to our allowance for loan losses, positions us well for future earnings results.

Downstate Illinois growth remains strong. While it is widely noted in the national press that banks are not lending, Busey is lending when it sees good opportunity. We grew our loan portfolio in excess of $200 million during 2008, due to a strong supply of growth opportunities in downstate Illinois. While we did not grow our loan portfolio in southwest Florida, the blend of strong agricultural, manufacturing, academia and healthcare prevalent in our downstate Illinois markets demanded growth from our communities throughout 2008. This provided Busey Bank with many opportunities to fund quality loans, whereby we assisted our communities at a time of economic contraction.

We have a diversified revenue stream. A significant component of our value resides in our non-interest bearing revenue channels, primarily Busey Wealth Management and FirsTech. Continued growth in the non-interest revenue channels will benefit our customers and shareholders through increased access to products and earnings diversification away from credit and interest related sources. Growth in these non-interest related areas is a priority for Busey.

Customers remain our first priority. Long before it was the trend or mandated by the popular press, we have been working with our customers in all of our markets to provide them a means to resolve their credit issues. We want our customers to succeed. During this challenging economy, it is good business practice to work with our customers who maintain a stable plan and have the means to successfully execute the plan.

2008 completed 14 Years of dividend growth. 2008 completed our 14th straight year of growth in dividends per share and our 29th year of at least a sustained dividend. Despite the economic challenges, our core earnings have allowed us to maintain our dividend throughout 2008. Further, we recently announced a $0.20 per share dividend will be paid on January 30, 2009 to shareholders of record on January 27, 2009. A sustained dividend is one way we continue to deliver long-term returns to our shareholders.

In summary, our banks are well capitalized, core earnings are strong, we have a diversified revenue stream that mitigates the effects of challenging interest rate environments, we have maintained our dividend through the first quarter of 2009 and we allocated significant capital to our allowance for loan losses to position us well for the future.

As always, your input and questions are welcome. Thank you for your continued support.

\s\ Van A. Dukeman

Corporate Profile

First Busey Corporation is a $4.5 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois and has forty-five banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. As of December 31, 2008, Busey Bank had total assets of $4.0 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with eight banking centers serving southwest Florida. Busey Bank, N.A. had total assets of $452.4 million as of December 31, 2008.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of December 31, 2008, Busey Wealth Management had approximately $3.5 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
EARNINGS & PER SHARE DATA
Net income/(loss)	$(38,758)	$8,817	$4,367	$(15,346)	$31,477
Revenue[3]	41,385	47,311	46,190	179,151	139,472
Fully—diluted earnings per share	(1.08)	0.25	0.12	(0.43)	1.13
Cash dividends paid per share	0.20	0.20	0.18	0.80	0.77
Net income (loss) by operating segment[4]
Busey Bank	$(24,747)	$8,064	$7,830	$1,314	$35,088
Busey Bank, N.A.	(13,290)	(1,393)	(3,589)	(17,732)	(2,581)
Busey Wealth Management	457	766	669	2,540	2,408
FirsTech	490	705	438	2,527	744
AVERAGE BALANCES
Assets	$4,399,387	$4,301,126	$4,154,710	$4,282,466	$3,186,582
Earning assets	3,892,209	3,804,205	3,651,718	3,781,169	2,891,348
Deposits	3,376,011	3,312,634	3,209,772	3,279,867	2,530,800
Interest—bearing liabilities	3,485,063	3,375,151	3,297,075	3,351,212	2,575,915
Stockholders’ equity	504,329	513,385	535,911	513,800	318,155
PERFORMANCE RATIOS
Return on average assets[1]	(3.50%)	0.81%	0.42%	(0.36%)	0.99%
Return on average equity[1]	(30.57%)	6.81%	3.23%	(2.99%)	9.89%
Net interest margin[1]	3.04%	3.34%	3.60%	3.33%	3.58%
Efficiency ratio[2]	68.31%	54.83%	63.22%	59.44%	57.78%
Non—interest revenue as a % of total revenues[3]	29.67%	33.54%	29.50%	31.16%	27.23%
ASSET QUALITY
Gross loans	$3,257,581	$3,229,394	$3,053,225
Allowance for loan losses	98,671	48,674	42,560
Net charge—offs	25,803	7,905	7,287	42,139	8,350
Allowance for loan losses to loans	3.03%	1.51%	1.39%
Allowance as a percentage of non—performing loans	117.20%	68.37%	211.95%
Non—performing loans
Non—accrual loans	68,347	59,347	15,370
Loans 90+ days past due	15,845	11,847	4,710
Geographically
Downstate Illinois/ Indiana	22,986	16,041	11,013
Florida	61,206	55,153	9,067
Other non—performing assets	15,794	4,846	2,028
[1]	Quarterly ratios annualized.
[2]	Net of security gains and amortization.
[3]	Net of interest expense, excludes security gains.
[4]

Year ended December 31, 2007 reflects five months of results following the merger with Main Street. Main Street Bank & Trust 2007 results have been combined with Busey Bank. Busey Wealth Management results include two months of results of Main Street Bank & Trust's trust operations for the 2007 periods presented.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	December 31,	September 30,	December 31,
	2008	2008	2007
Assets
Cash and due from banks	$190,113	$93,443	$125,228
Federal funds sold	—	—	459
Investment securities	654,130	619,984	610,422
Net loans	3,158,910	3,180,720	3,010,665
Premises and equipment	81,732	81,979	80,400
Goodwill and other intangibles	279,469	277,980	280,487
Other assets	118,340	85,113	85,264
Total assets	$4,482,694	$4,339,219	$4,192,925
Liabilities & Stockholders' Equity
Non—interest bearing deposits	$378,007	$359,028	$389,672
Interest—bearing deposits	3,128,686	2,939,343	2,817,526
Total deposits	$3,506,693	$3,298,371	$3,207,198
Federal funds purchased & securities
sold under agreements to repurchase	182,980	227,386	203,119
Short—term borrowings	83,000	72,000	10,523
Long—term debt	134,493	134,910	150,910
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	43,110	37,692	36,478
Total liabilities	$4,005,276	$3,825,359	$3,663,228
Total stockholders' equity	$477,418	$513,860	$529,697
Total liabilities & stockholders' equity	$4,482,694	$4,339,219	$4,192,925
Per Share Data
Book value per share	$13.33	$14.36	$14.58
Tangible book value per share	$5.53	$6.59	$6.86
Ending number of shares outstanding	35,815	35,788	36,332

Condensed Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(Unaudited, in thousands, except per share data)	December 31,		December 31,
	2008	2007	2008	2007

Interest and fees on loans	$46,088	$55,763	$195,121	$178,700
Interest on investment securities	6,237	7,375	25,175	21,865
Other interest income	15	348	188	1,338
Total interest income	$52,340	$63,486	$220,484	$201,903
Interest on deposits	19,507	26,169	81,208	84,197
Interest on short—term borrowings	1,370	1,745	6,318	4,763
Interest on long—term debt	1,519	1,987	6,134	7,407
Junior subordinated debt owed to unconsolidated trusts	837	1,023	3,488	4,038
Total interest expense	$23,233	$30,924	$97,148	$100,405
Net interest income	$29,107	$32,562	$123,336	$101,498
Provision for loan losses	75,800	11,700	98,250	14,475
Net interest income (loss) after provision for loan losses	$(46,693)	$20,862	$25,086	$87,023
Fees for customer services	4,371	3,923	16,621	12,945
Trust fees	3,332	3,951	13,445	10,041
Remittance processing	3,026	2,720	12,115	4,466
Commissions and brokers' fees	584	604	2,764	2,553
Gain on sales of loans	909	818	4,357	3,232
Net security gains	96	723	605	3,718
Other	56	1,612	6,513	4,737
Total non—interest income	$12,374	$14,351	$56,420	$41,692
Salaries and wages	11,964	11,914	46,861	37,311
Employee benefits	2,269	3,362	10,699	8,357
Net occupancy expense	2,485	2,635	9,600	7,449
Furniture and equipment expense	1,976	1,785	8,232	4,834
Data processing expense	1,969	2,568	6,855	5,299
Amortization expense	1,129	1,118	4,517	2,503
Other operating expenses	8,004	7,308	25,656	18,552
Total non—interest expense	$29,796	$30,690	$112,420	$84,305
Income (loss) before income taxes	$(64,115)	$4,523	$(30,914)	$44,410
Income taxes	(25,357)	156	(15,568)	12,933
Net income (loss)	$(38,758)	$4,367	$(15,346)	$31,477

Per Share Data
Basic earnings (loss) per share	$(1.08)	$0.12	$(0.43)	$1.13
Fully—diluted earnings (loss) per share	$(1.08)	$0.12	$(0.43)	$1.13
Diluted average shares outstanding	35,893	36,783	35,952	27,924